As filed with the Securities and Exchange Commission on November 15, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UTSTARCOM HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Cayman Islands	98-1007606
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Level 6, 28 Hennessy Road, Admiralty,

Hong Kong

(Address of Principal Executive Offices) (Zip code)

UTStarcom Holdings Corp.

2017 Equity Incentive Plan
(Full title of the plan)

Cogency Global Inc.

10 East 40th Street, 10th Floor, New York, NY 10016
(Name and address of agent for service)

(800) 221-0102
(Telephone number, including area code, of agent for service)

Copies to:

Tenling Ti Chief Executive Officer UTStarcom Holdings Corp. Level 6, 28 Hennessy Road, Admiralty, Hong Kong (852) 3951 9757	David T. Zhang Steve Lin Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central, Hong Kong (852) 3761-3318

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Ordinary shares, par value US$0.00375 per share	2,000,000	$3.48	$6,960,000	$843.55

(1)

Represents 2,000,000 ordinary shares, par value US$0.00375 per share, of the registrant (the “Ordinary Shares”) issuable pursuant to awards (including the exercise of any options granted) under the UTStarcom Holdings Corp. 2017 Equity Incentive Plan (the “Plan”). In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement will also cover any additional Ordinary Shares which become issuable under the Plan by reason of any share dividend, share split, recapitalization or similar transaction effected.

(2)

Estimated solely for the purposes of calculating the registration fee under Rule 457(h) and (c) under the Securities Act, and is based on US$3.48 per share, the average of the high and low prices of the Ordinary Shares as reported on the NASDAQ Stock Market LLC on November 12, 2018 for the 2,000,000 Ordinary Shares issuable under the Plan.

TABLE OF CONTENTS

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

EXHIBIT INDEX

EX-4.1 UTSTARCOM HOLDINGS CORP. 2017 EQUITY INCENTIVE PLAN

EX-5.1 OPINION OF MAPLES AND CALDER

EX-23.1 CONSENT OF GRANT THORNTON

EX-23.2 CONSENT OF MAPLES AND CALDER (INCLUDED IN EXHIBIT 5.1)

EX-24.1 POWER OF ATTORNEY (INCLUDED ON SIGNATURE PAGE HERETO)

SIGNATURES

POWER OF ATTORNEY

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registration Information and Employee Plan Annual Information*

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by UTStarcom Holdings Corp. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)The Registrant’s annual report on Form 20-F (File No. 001-35216) for the fiscal year ended December 31, 2017 filed with the Commission on April 16, 2018.

(b)All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)The description of the Registrant’s Ordinary Shares as set forth in the Registrant’s registration statement on Form 8-A, filed with the Commission on February 23, 2000, as amended.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our articles of association provide for indemnification of officers and directors for any losses, damages, costs and expenses incurred in their capacities as such, unless such liabilities arises through the actual fraud or willful default of such officer or director.

Pursuant to the form of indemnification agreement filed as Exhibit 10.1 to the Registrant’s registration statement on Form F-4, as amended (File No. 333-173828), (the “F-4 Registration Statement”), we agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

See Exhibit Index.

Item 9. Undertakings

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

UTSTARCOM HOLDINGS CORP.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	UTStarcom Holdings Corp. 2017 Equity Incentive Plan
5.1	Opinion of Maples and Calder
23.1	Consent of Grant Thornton
23.2	Consent of Maples and Calder (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereto)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, China on November 15, 2018.

UTSTARCOM HOLDINGS CORP.

By:   /s/ Tenling Ti

Name:Tenling Ti

Title:Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Tenling Ti and Eric Lam, with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Himanshu H. Shah	Chairman, Director	November 15, 2018
Himanshu H. Shah

/s/ Tenling Ti	Chief Executive Officer, Director (principal executive officer)	November 15, 2018
Tenling Ti

/s/ Eric Lam	Vice President of Finance	November 15, 2018
Eric Lam	(principal financial and accounting officer)

/s/ Wendong Zhang	Independent Director	November 15, 2018
Wendong Zhang

/s/ Sean Shao	Independent Director	November 15, 2018
Sean Shao

/s/ Hong Liang Lu	Independent Director	November 15, 2018
Hong Liang Lu

/s/ Shek Yuen Ting	Authorized Representative in the United States	November 15, 2018
Name: Shek Yuen Ting
Title: Assistant Secretary Cogency Global Inc.